EXHIBIT 99.1

BeiGene Announces Clinical Results of Zanubrutinib in Mantle Cell Lymphoma From Two Presentations at the 60th American Society of Hematology Annual Meeting

Company to Host Investor Meeting and Webcast on Monday, December 3, at 8 pm PST

CAMBRIDGE, Mass. and BEIJING, China, Dec. 01, 2018 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced the presentation of clinical data from two ongoing trials of its investigational Bruton’s tyrosine kinase (BTK) inhibitor, zanubrutinib, in patients with mantle cell lymphoma (MCL). The presentations were made at the 60th Annual Meeting of the American Society of Hematology (ASH), taking place December 1-4, 2018 in San Diego, CA.

Results from the pivotal Phase 2 trial of zanubrutinib in Chinese patients with relapsed or refractory (R/R) MCL (ClinicalTrials.gov Identifier: NCT03206970) were featured in an oral presentation, while updated results from the global Phase 1 trial of zanubrutinib in patients with multiple subtypes of B-cell malignancies, including treatment naïve (TN) and R/R MCL (ClinicalTrials.gov Identifier: NCT02343120), were featured in a poster presentation.

“Taken together, we believe that these two studies provide encouraging evidence for the use of zanubrutinib as a potential therapy in patients with MCL,” said Jane Huang, M.D., Chief Medical Officer, Hematology, at BeiGene. “The results from 86 patients enrolled in our pivotal Phase 2 study in Chinese patients with R/R MCL presented today at ASH, provide a thorough look into the data included in our first new drug application (NDA) in China for zanubrutinib. Additionally, the results from 48 patients with MCL enrolled in our global Phase 1 study illustrated consistent outcomes for patients studied outside of China. We are excited by the prospect that zanubrutinib may be a differentiated BTK inhibitor with deep, durable responses for patients with MCL and potentially for other B-cell malignancies.”

Zanubrutinib was discovered by BeiGene scientists, and is being developed globally as a monotherapy and in combination with other therapies to treat various hematologic malignancies. Zanubrutinib is being studied in several clinical trials as part of a broad development program and was granted Fast Track Designation by the U.S. Food and Drug Administration (FDA) for the treatment of patients with Waldenström macroglobulinemia (WM). BeiGene plans to submit an initial NDA to the FDA for zanubrutinib in 2019 or early 2020. The NDAs in China for R/R MCL and R/R chronic lymphocytic leukemia (CLL)/small lymphocytic lymphoma (SLL) have been accepted by the National Medical Products Administration (NMPA, formerly known as CFDA) and the MCL filing has been granted priority review.

“Zanubrutinib was shown to be highly active in Chinese patients with R/R MCL, as evidenced by a high rate of complete responses characterized by PET-based imaging. It was also generally well-tolerated, and we are hopeful of its potential to become a new treatment option for Chinese patients with MCL and potentially other forms of B-cell lymphomas,” said Yuqin Song, M.D., Ph.D., Associate Professor of Medical Oncology, Deputy Director of the Lymphoma Department at Peking University Cancer Hospital in China, and presenter of results from the pivotal Phase 2 trial in Chinese patients.

“The outcomes observed in patients treated outside of China are generally consistent with the experiences observed in Chinese patients with R/R MCL.  Importantly, the high response rates that were observed appear to extend to patients with both TN and R/R MCL,” commented Constantine Tam, M.D., Disease Group Lead for Low Grade Lymphoma and Chronic Lymphocytic Leukemia at Peter MacCallum Cancer Center and Director of Hematology at St. Vincent’s Hospital, Australia, and lead author of the poster presentation of results from the global Phase 1 trial.

Summary of Clinical Results From the Pivotal Phase 2 Trial in China
Oral Presentation Data Included in BeiGene’s NDA in China for Zanubrutinib in MCL

This single arm, open-label, multi-center, pivotal Phase 2 trial of zanubrutinib as a monotherapy in Chinese patients with R/R MCL enrolled 86 patients who had received a median of two prior lines of therapy (1-4). Patients were treated with zanubrutinib, dosed at 160 mg orally twice-daily (BID). The primary endpoint of the trial was overall response rate (ORR) assessed by independent review committee (IRC) using PET-based imaging according to the Lugano Classification 2014.

As of March 27, 2018, 85 patients with R/R MCL were evaluable for efficacy and 65 patients (75.6%) remained on study treatment. The median follow-up time for patients enrolled in the trial was 35.9 weeks (1.1-55.9). Results included:

  The ORR by IRC was 83.5 percent (71/85); the complete response (CR) rate was 58.8 percent (50/85) and the partial response (PR) rate was 24.7 percent (21/85);

  The 24-week progression-free survival (PFS) was estimated at 82 percent. The median PFS had not yet been reached;

  With 24.1 weeks median follow-up (0.1-41.1), the median duration of response (DOR) had not yet been reached and 90 percent of responders were still in response at 24 weeks;

  Zanubrutinib tolerability was generally consistent with previous reports in patients with various B-cell malignancies and the majority of adverse events (AEs) were grade 1 or 2 in severity. The most frequent AEs of any attribution were neutrophil count decreased (31.4%), rash (29.1%), upper respiratory tract infection (29.1%), and platelet count decreased (22.1%);

  The most frequently reported (in >5 percent of patients) grade 3 or higher AEs were neutrophil count decreased (11.6%) and lung infection (5.8%);

  Four patients (4.7%) had treatment emergent adverse events (TEAEs) leading to death (one case each of traffic accident, cerebral hemorrhage, pneumonia, and unknown cause in the setting of infection); and

  Among events of special interest for BTK inhibitors, diarrhea was observed in nine patients (10.5%), all grade 1-2. Major hemorrhage was observed in 1 patient (1.2%) with blastoid variant of MCL who had intra-parenchymal CNS bleeding. No cases of atrial fibrillation/flutter were reported in this trial.

Summary of Updated Clinical Results From the Global Phase 1 Trial

This open-label Phase 1 trial of zanubrutinib as a monotherapy in patients with different subtypes of B-cell malignancies, including MCL, is being conducted in Australia, New Zealand, the United States, Italy, and South Korea. As of July 24, 2018, 48 patients with TN (n=9) or R/R (n=39) MCL have been enrolled in the trial and the median follow-up time was 12.7 months (0.7-38.0). Forty-five patients including six with TN and 39 with R/R MCL, were evaluable for efficacy in this analysis, per the Lugano 2014 classification. At the time of the data cutoff, 26 patients remained on study treatment. Updated results included:

  The ORR by investigator was 88.9 percent (40/45); the CR rate was 26.7 percent (12/45) and the PR rate was 62.2 percent (28/45). The majority of patients were assessed via CT-scan; PET scans were optional per trial protocol;

  The median DOR was 16.2 months and the median PFS for R/R patients was 18.0 months (0.7-30.7);

  Zanubrutinib tolerability was generally consistent with previous reports in patients with various B-cell malignancies and the majority of AEs were grade 1 or 2 in severity. The most frequent AEs of any attribution were petechia/purpura/contusion (33.3%), diarrhea (33.3%), upper respiratory tract infection (29.2%), fatigue (25.0%), and constipation (18.8%);

  Grade 3-5 AEs occurred in 56.3 percent of patients. Grade 3-5 AEs of any attribution reported in > three patients included anemia (8.3%), major hemorrhage (6.3%), cellulitis (6.3%), myalgia (6.3%), neutropenia (6.3%), pneumonia (6.3%); and thrombocytopenia (6.3%);

  Discontinuation due to AEs occurred in 18.8 percent of patients with all but one event (peripheral edema) determined to be unrelated to study drug; and

  There were four deaths due to AEs, which were all determined by the investigators to be unrelated to zanubrutinib treatment.
Investor Webcast

Date and Time:	Monday, December 3, 2018 at 20:00 PST (Tuesday, December 4 at 12:00 China Standard Time)
Webcast:	A live webcast and replay of the event will be available on BeiGene’s investor website, http://ir.beigene.com.

About Mantle Cell Lymphoma
Lymphoma is a diverse group of malignancies that originates from B-, T- or NK- cells. Mantle cell lymphoma (MCL) is typically an aggressive form of non-Hodgkin lymphoma (NHL) that arises from B-cells originating in the “mantle zone.” In 2013, the incidence of lymphoma was 4.2 per 100,000 and the mortality was 2.2 per 100,000 in mainland Chinai, making it the eleventh most common cancer and the tenth leading cause of cancer death.ii In the United States, about 70,800 new cases of NHL were expected in 2014, with MCL representing about six percent (about 4,200 cases) of all new cases of NHL in the United Statesiii. Mantle cell lymphoma usually has a poor prognosis, with a median survival of three to four years, although occasionally patients may have an indolent course.iv Frequently, mantle cell lymphoma is diagnosed at a later stage of disease.

About Zanubrutinib
Zanubrutinib (BGB-3111) is an investigational small molecule inhibitor of Bruton’s tyrosine kinase (BTK) that is currently being evaluated in a broad pivotal clinical program globally as a monotherapy and in combination with other therapies to treat various B-cell malignancies.

Clinical trials of zanubrutinib include a global Phase 1 trial; a fully-enrolled, global Phase 3 clinical trial in patients with Waldenström macroglobulinemia (WM) comparing zanubrutinib to ibrutinib, the currently approved BTK inhibitor for WM; a global Phase 3 clinical trial in patients with previously untreated chronic lymphocytic leukemia (CLL); a pivotal Phase 2 trial in patients with relapsed/refractory (R/R) follicular lymphoma in combination with GAZYVA® (obinutuzumab); and a Phase 3 trial comparing zanubrutinib to ibrutinib in patients with R/R CLL/small lymphocytic lymphoma (SLL). In China, BeiGene has completed enrollment in two other pivotal Phase 2 clinical trials of zanubrutinib in patients with CLL/SLL and WM. New drug applications (NDA) for zanubrutinib in patients with R/R MCL and in patients with R/R CLL/SLL have been accepted by the National Medical Products Administration (NMPA, formerly known as CFDA) and the MCL filing has been granted priority review.

About BeiGene
BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly-targeted and immuno-oncology cancer therapeutics. With a team of over 1,700 employees in China, the United States, Australia and Switzerland, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin–bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azacitidine) in China under a license from Celgene Corporation.v

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data from clinical trials of zanubrutinib and BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of zanubrutinib. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact Craig West +1 857-302-5189 ir@beigene.com	Media Contact Liza Heapes + 1 857-302-5663 media@beigene.com

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i Chen W, Zheng R, Zhang S, Zeng H, Xia C, Zuo T, et al. Cancer incidence and mortality in China, 2013. Cancer Lett. 2017; 401:63–71

ii Chen W, Zheng R, Baade PD, Zhang S, Zeng H, Bray F, et al. Cancer Statistics in China, 2015. CA Cancer J Clin. 2016;66(2):115–32

iii https://www.lls.org/sites/default/files/file_assets/mantlecelllymphoma.pdf

iv Philip J. Bierman, James O. Armitage, in Goldman's Cecil Medicine (Twenty Fourth Edition), 2012

v ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.